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                                  EXHIBIT 99.1


                                       K2 INC. TO SELL SIMPLEX BUILDING PRODUCTS
                                       DIVISION TO LUDLOW BUILDING PRODUCTS,
                                       INC. FOR $27.5 MILLION



June 29, 2000

     Los Angeles, California - June 29, 2000 - K2 Inc. (NYSE: KTO) today announced an agreement to sell its Simplex building products division to Ludlow Building Products, Inc. for $27.5 million in cash. The transaction has cleared regulatory approvals and is expected to close June 30, 2000.

     Simplex reported sales in the quarter ended March 31, 2000 of $17.7 million, while K2's sales from continuing operations for the first quarter totaled $181.8 million.

     "The Simplex sale further emphasizes K2's commitment to enhancing shareholder value by focusing our company's resources on growing our sporting goods franchise," said Richard M. Rodstein, president and chief executive officer. "While Simplex has been a consistent contributor for many years, this divestiture will allow us to re-deploy assets to grow our core sporting goods business through internal means and by acquisition."

     On an immediate basis, K2 plans to use the proceeds from the sale to reduce debt.

     K2 Inc. is a leading designer, manufacturer and marketer of brand name sporting goods, recreational and industrial products. The company's sporting goods and recreational products include well-known names such as K2 and OLIN alpine skis, K2, RIDE and MORROW snowboards, boots and bindings, K2 in-line skates, STEARNS sports equipment, SHAKESPEARE fishing tackle, K2 bikes, and DANA DESIGN backpacks. K2's other recreational products include PLANET EARTH apparel, ADIO skateboard shoes and HILTON corporate casuals. K2's industrial products include SHAKESPEARE extruded monofilaments, marine antennas and fiberglass light poles.

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